SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 9, 2007

(Date of earliest event reported)

FLOW INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	0-12448	91-1104842
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23500 - 64th Avenue South, Kent, Washington 98032

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code:

(253) 850-3500

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events

On September 11, 2006, Flow International Corporation (the “Company”) announced that the Audit Committee had commenced an investigation of allegations regarding the timing of recognition of revenue for certain Nanojet sales at the Company’s Flow Asia Corporation subsidiary (“Flow Asia”). At the same time, the Company announced that it would delay the filing of the quarterly report on 10-Q for the quarter ended July 31, 2006 pending the conclusion of the investigation.

The Audit Committee retained the law firm of Perkins Coie, LLP to conduct the investigation. Perkins Coie retained KPMG as forensic accounting advisor to provide accounting services to the investigation. The Audit Committee adopted the conclusions in the investigation final report, and on January 9, 2007 the Board of Directors adopted the conclusions of the final report and closed the investigation.

The investigation found violations of Company’s policy by employees of Flow Asia and that the violations were limited to Flow Asia. The violations involved the Company’s revenue recognition policy through manipulation of acceptance dates and falsification of records. The revenue recognition policy that was violated provides that contingent revenues must be recognized in the period the contingency (in this case, installation) is completed.

The investigation found that in connection with the sale of Nanojet machines, approximately $2 million of revenue was recognized by the division in the quarter ended July 31, 2006 that should have been recognized in the fourth quarter of fiscal 2006 (the quarter ended April 30, 2006). The investigation found that three employees directed the violations. The violations would have benefited the most senior employee by increasing the revenues used to calculate the fiscal 2007 bonus. The three employees left the Company on November 28, 2006. The Company has not made a final determination whether any further action will be brought against these former employees.

The investigation found no evidence that that any personnel outside Flow Asia, and in particular any personnel at the Company headquarters in Kent, Washington, participated in any violations.

In response to the investigation’s findings, a remediation plan was developed and is being implemented by the Company’s senior management with the advice and counsel of the Audit Committee and its advisors. The remediation plan involves rebuilding the Flow Asia organization; actions to assure clear and comprehensive policies, and establishing and communicating behavior standards, to assure appropriate “tone at the top,” and to assure process compliance. The remediation plan includes a schedule, which the Company and the Board of Directors intend to closely monitor for timely implementation. Costs associated with the investigation to date have totaled approximately $1.6 million.

In addition to the investigation, the Company performed further procedures to ensure the proper reporting of system sales in Flow Asia. This work uncovered errors not specifically related to the willful misconduct of Flow Asia executive management. As a result of the investigation and this further work performed by the Company in Flow Asia, the Company expects to restate its financial statements for the fiscal year ended April 30, 2006 to include the recognition of a total of approximately $2 million of additional revenue and approximately $900,000 reduction in cost of goods sold, resulting in an increase in net income after tax of approximately $2 million. The Company is completing its final review procedures of its restated financial statements and these adjustments are therefore not final.

The Company will file an amended Annual Report on Form 10-K/A. The Company has not yet published financial statements for the quarters ended July 31, 2006 and October 31, 2006 and has not yet filed Quarterly Reports of Form 10-Q for such periods. The Company intends to file the amended Form 10-K for the year ended April 30, 2006 and to file the Form 10-Qs for the periods ended July 31, 2006 and October 31, 2006 by January 30, 2007.

As previously reported, the Company has appointed Tom Johnson, an experienced Company executive, as Executive Vice President and General Manager of its Asian operations.

ITEM 1.01. Entry into a Material Definitive Agreement

On January 8, 2007, the members of the Compensation Committee (with Richard P. Fox and Kathryn L. Munro abstaining) recommended the following compensation to members of the Audit Committee in lieu of amounts to which they would otherwise be entitled for committee and committee-related work in connection with the investigation described under Item 8.01: Richard P. Fox (Chair) — $25,000, Kathryn L. Munro — $15,000, and Jan K. Ver Hagen — $15,000. Members of Board committees are ordinarily paid $1,000 per meeting, and committee chairs are paid $1,500 per meeting. The committee work included 16 formal meetings of the Audit Committee from September 9, 2006 through December 16, 2006 plus a number of Audit Committee meetings that were not formal. The committee work also included numerous (on a nearly daily basis) meetings and telephone calls involving one or more members of the committee (especially the Chair) with outside counsel, the forensic accountants, the Company’s internal auditors, and management. Those meetings and telephone calls involved the investigation and the development and implementation of a remediation plan designed to prevent a reoccurrence of violations of the Company’s policies discovered in the investigation. The work also included several communications with Nasdaq regarding the scope, timing, and results of the investigation and the remediation steps adopted by the Company as a result of the findings on the investigation. Each of the members of the Audit Committee has estimated that he or she spent a significant number of hours on the investigation and the development and implementation of a remediation plan. On January 9, 2007, the Board, with Richard P. Fox, Kathryn L. Munro and Jan K. Ver Hagen abstaining, approved the recommendation of the Compensation Committee.

ITEM 9.01. Exhibits

(d) Exhibits

99.1	Press release dated January 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2007	FLOW INTERNATIONAL CORPORATION

	By:	/s/ John S. Leness
John S. Leness
General Counsel and Secretary